EXHIBIT 10.10

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

Dated as of this 20th day of April, 2006

Between

UPEK, INC.

And

CHARTERED SEMICONDUCTOR MANUFACTURING LTD

SILICON MANUFACTURING PARTNERS PTE LTD

CHARTERED SILICON PARTNERS PTE LTD

MANUFACTURING AGREEMENT

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

THIS MANUFACTURING AGREEMENT (‘Agreement’) is made as of the 20th day of April, 2006 by and between:

(1)	UPEK INC, with its principal place of business at 2200 Powell Street, Suite 300, Emeryville, CA 94608 (‘Customer’); and

(2)	CHARTERED SEMICONDUCTOR MANUFACTURING LTD (‘Chartered’); and

(3)	SILICON MANUFACTURING PARTNERS PTE LTD (‘SMP’); and

(4)	CHARTERED SILICON PARTNERS PTE LTD (‘CSP’)

Chartered, SMP and CSP with their respective principal place of business at 60 Woodlands Industrial Park D, Street 2, Singapore 738406.

THE PARTIES AGREE that Foundry (as defined below) will provide Customer with wafer foundry services on the terms below:

1.	DEFINITIONS

1.1	In this Agreement, unless otherwise defined or the context otherwise requires, the following words and expressions shall bear the following meanings:

‘Acceptance Criteria’ shall mean, in respect of any Product, the criteria specified in Foundry’s then prevailing Etest Corporate Specification and Outgoing Wafer Inspection Procedure as well as Customer’s Visual Wafer Inspection Criteria (spec no: 800130);

‘Blanket Purchase Order’ shall mean a purchase order issued by Customer to Foundry for the purchase of Wafers of a certain technology over an extended period of at least [***]* in accordance with Customer’s forecast. For the avoidance of doubt, all Blanket Purchase Orders shall be binding upon the Parties after acceptance by Foundry.

‘Business Day’ shall mean any day but excluding Saturdays, Sundays and gazetted Singapore public holidays;

‘Change Request Procedure’ shall mean the procedure describing how change requests are handled by Foundry [***]*;

‘Changed Ship Date’ or ‘CSD’ shall mean the new date on which Foundry will make Products available for delivery.

‘COLAS’ shall mean Chartered Online Access Services;

‘Customer Requested Delivery Date’ or ‘CRD’ shall mean the date on which Customer requires Products available for delivery.

‘Effective Date’ shall mean the date of this Agreement

‘Etest Corporate Specification’ shall mean the specification and procedure for testing scribe line test sites [***]*;

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

‘Foundry’ in respect of any particular Products covered by a purchase order, shall mean Chartered, SMP or CSP, as the case may be, being the Party to whom the purchase order in respect of those Products is addressed.

‘INCOTERMS 2000’ shall mean International Rules for the Interpretation of Trade Terms, ICC Publishing S.A, Paris 2000 edition;

‘Masks’ shall mean the masks and reticle sets used by Foundry in the production of Wafers for Customer;

‘NRE’ shall mean non-recurring engineering work performed by Foundry in connection with the manufacture of Products, including but not limited to reticle frame generation, test program development, fabrication of reticle set and prototype wafers, and fabrication of and all work using probe card wafers, probe cards and load board;

‘Original Ship Date’ or ‘OSD’ shall mean the date on which Foundry commits to delivering the Products;

‘Outgoing Wafer Inspection Procedure’ shall mean the procedure for ensuring wafers meet the workmanship and other specified requirements for delivery [***]*;

‘Parties’ shall mean, collectively, any two or more of the parties to this Agreement, and “Party” shall mean each of them;

‘Products’ shall mean, collectively, integrated circuit devices incorporating Customer’s proprietary designs, to be manufactured by Foundry, and includes, Wafers, sorted Wafers and assembled die; and

‘Production Release’ shall mean a written notice issued by Customer to Foundry to release production against a Blanket Purchase Order for a certain quantity of wafers of a certain technology.

‘Services’ shall mean the Wafer fabrication, Wafer sort, assembly and/or final test services to be provided by Foundry and/or its Subcontractor with respect to the Products.

‘Subcontractor’ shall mean the subcontractor appointed by Foundry to perform the Wafer sort and/or assembly and/or final test services;

‘Test Program’ shall mean the Wafer sort test and/or final test program(s) supplied by Customer for the performance of the Services;

‘Wafers’ shall mean silicon wafers to be used in the manufacture of Products.

1.2	References to recitals, clauses and appendices are references to recitals, clauses and appendices of this Agreement. The headings in this Agreement are inserted for convenience only and shall be ignored in the interpretation of this Agreement.

1.3	Throughout this Agreement, whenever required by context, the use of the singular number shall be construed to include the plural, and the use of the plural the singular.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

2.	SUPPLY OF WAFERS

2.1	Foundry shall supply Products in accordance with the terms of this Agreement, Foundry’s then prevailing operating procedures and specifications and, in relation to Products specified in a purchase order, Foundry’s order acknowledgement for that purchase order. The Parties agree that the entire agreement between the Parties shall include this Agreement, the Appendix, Foundry’s then prevailing operating procedures and specifications, Foundry’s order acknowledgments and the applicable price quotations (when confirmed as applicable by an order acknowledgment) supplied by Foundry to Customer in relation to the Products and shall (i) supersede all previous agreements and undertakings with respect to the subject matter of this Agreement and (ii) prevail over any conflicting, amending and/or additional terms contained in Customer’s purchase order and/or acceptance documents issued by Customer.

2.2	Foundry’s then prevailing operating procedures and specifications, as may be amended by Foundry from time to time, will be made available to Customer through COLAS.

2.3	Customer shall furnish Foundry with all information and technical support necessary to start up the manufacture of Products at Foundry’s Wafer manufacturing facilities, and, if turnkey services are provided, at Subcontractor’s facilities (if applicable) (collectively the facilities) on terms and conditions to be mutually agreed. Customer shall bear all initial and up front Mask charges, as well as NRE charges, unless otherwise negotiated and agreed upon on a case by case basis by the Parties, incurred in the start-up of the manufacture of the Products at the facilities.

2.4	In addition, if turnkey services are required by Customer, Customer shall:

(a)	Provide and maintain at its own expense all Test Programs and the latest version of the build kits and bonding diagrams to be used in the Services. Test times and test platforms will be defined by Customer in writing and will be subject to Foundry’s written agreement. The use of [***]* and [***]* and [***]*.

(b)	Provide sufficient specialized correlation units with appropriate datalog for correlation, including probecard wafers and golden wafers.

2.5	If required by Customer, Foundry may engage Subcontractor, on Customer’s behalf and at Customer’s expense, to develop Test Programs or undertake Test Program conversion, on such terms and conditions to be mutually agreed. Foundry shall, unless otherwise advised in writing by Customer, be entitled to assume that the latest version of the build kit furnished by Customer is the Customer’s latest version of the build kit, and shall be entitled to rely on that assumption.

2.6	In the event that any mutually agreed NRE effort is cancelled at Customer’s request, Customer shall pay [***]* based upon the amount of work completed.

2.7	Where Customer purchases tested Wafers from Foundry, the Parties shall separately agree on the price per Wafer on a Product basis using [***]*. A testable gross die per Wafer shall be agreed upon by the Parties in writing for each Product.

2.8	In addition, if Customer requires Services to be provided by Foundry, Customer will be liable to pay to Foundry a turnkey management fee to be mutually agreed upon in writing.

2.9	Foundry will manage the (i) manufacture of all Masks through its qualified Mask vendors as well as (ii) the Masks in accordance with Foundry’s prevailing operating procedures and specifications. Customer agrees that title in the Masks shall reside at all times with the Customer and Foundry shall

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

bear all damage to the Masks caused by Foundry’ gross negligence while such Masks are in Foundry’s premises. If Customer’s Masks stored in Foundry’s premises are inactive and have not been used by Customer for a period of [***]*, Foundry shall be entitled to return such Masks to Customer by giving no less than [***]* prior notice to Customer to collect such Masks from Foundry’s premises. In the event that Customer fails to collect or accept the return of such Masks, Foundry shall be entitled to scrap, dispose or destroy such Masks in the manner Foundry in its absolute discretion deems fit, in a manner that will protect Customer’s design intellectual property, but with no further obligations whatsoever to the Customer.

2.10	It is Customer’s expectation that Foundry provides Customer with a continuous supply of Wafers to meet Customer’s monthly, quarterly and yearly forecasts. The table below is an estimate of the [***]* Wafer quantities required by Customer for years 2006 and 2007. The estimates are only a guide to establish the anticipated level of business for the next two (2) years and are not to be considered Customers forecast for Wafers.

[***]*

2.11	Foundry agrees, subject to then prevailing business conditions, to use commercially reasonable efforts to meet Customer’s monthly, quarterly and yearly forecasts as indicated in Clause 2.10 above.

2.12	In the event that Customer converts its existing sensor and/or processor Products into [***]*, the numbers indicated in Clause 2.10 shall be revised as per the table set out below. [***]*.

[***]*

2.13	Foundry’s handling of any Customer specific requirements shall conform to ISO/TS 16949 Quality System Requirements, if applicable.

3.	PRE-PRODUCTION

3.1	In each case where Foundry agrees in principle to manufacture a particular type of Product subject to successful qualification of the relevant process for the manufacture thereof, Foundry will qualify each process to be used to manufacture such Products and Customer shall thereafter qualify each individual Product, in each case on mutually agreed terms. The qualification of each process and Product shall be in accordance with Foundry’s then prevailing Readiness to Ramp Procedure and Release To Production (RTP) System specification. An illustration of how the Foundry’s RTP System is mapped to Customers Product Maturity level codes is attached hereto as “Appendix A”.

3.2	In the event that Customer requests Foundry to manufacture more than [***]* prior to Customer’s acceptance of Foundry’s then-prevailing RTP System specification document (“Risks Wafers”), Customer shall execute Foundry’s standard risk waiver agreement and all other related documents, if any, the terms of which shall govern the manufacture of those Risk Wafers. A sample of Foundry’s risk waiver agreement is attached hereto as “Appendix B”.

3.3	Prototype Wafer lot starts will commence after the [***]* Mask layers are made available to Foundry. Typical prototype related charges include [***]*.

3.4	Production Wafers purchase orders will only be issued by Customer after [***]* qualification lots have passed Customer’s Product qualification testing. Corner Wafers will be processed in addition to qualification lots with corners to be mutually agreed by the parties in accordance with Foundry’s then prevailing Readiness to Ramp Procedure.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

4.	PRODUCTION AND PURCHASE ORDERS

4.1	Customer shall provide to Foundry on a monthly basis, a rolling [***]* Wafer-out forecast of its monthly volume requirements for Wafers by specific product. If Foundry requests in the case of any rolling [***]*, pursuant to which Customer shall issue one or more purchase orders for the relevant quantities of Products specified for such [***]*.

4.2	Foundry agrees to use commercially reasonable efforts to support Customer’s Wafer forecast (“Support Plan”) that is supported by Blanket Purchase Orders issued by Customer. The final determination of Wafer Product mix will be controlled by the weekly Wafer Production Releases issued by Customer against Customer’s Blanket Purchase Order. Customer will provide to Foundry its requested delivery date for each Wafer Production Release issued and Chartered will respond with an Original Ship Date within [***]* of receipt of such Wafer Production Release.

4.3	Customer may, according to its business requirements, request for an upside to the Wafer supply forecast provided in accordance with Clause 4.1 above. Chartered agrees to use commercially reasonable efforts to support such Customer upside request based on the Allowable Forecast Swing shown in the table below and provided that such upside request is supported by Blanket Purchase Orders issued by Customer.

[***]*

Note: MO stands for the current month forecast; M1, M2 etc are the forecasts for consecutive months after MO. Generally, Ml and M2 would be covered by purchase order releases and Wafers for such months would already have been started or scheduled in view of the fab’s cycle time.

4.4	Subject to availability of capacity at Foundry’s fabrication facility (‘Fab’), Foundry will provide Customer with [***]* for each new Product taped out to Foundry without any price premium. If requested [***]* and may be held at contact layer. Foundry shall commence wafer lot starts, including backup prototype lots, after Customer has issued the necessary Blanket Purchase Order and Production Release.

4.5	Expedited lots will be processed at Foundry standard premium rates which are:

(a)	[***]* at a price premium of [***]*; and

(b)	[***]* at a price premium of [***]* premium.

[***]* in each group to be processed independently.

If a lot is upgraded to expedited lot status [***]* after manufacturing has commenced, Customer shall be liable to pay to Foundry the premium rates as indicated in Clause 4.5(a) and (b), as the case may be, which rates will be pro-rated based on the remaining manufacturing steps that are processed [***]*.

4.6	Foundry will provide to Customer on a quarterly basis, updated cycle time commitments [***]* at Foundry’s standard prices for each Product.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

Wafer lots will be started linearly [***]* of the weekly purchase orders issued by Customer, provided that such orders are within the quarterly forecast or allocations provided by Customer. Customer orders are considered weekly wafer demand Production Releases against a Blanket Purchase Order. Customer will provide a Customer Requested Delivery Date for each lot ordered. An Original Ship Date will be provided by Foundry [***]* of a Production Release issued by Customer. In the event the Original Ship Date needs to be rescheduled, Foundry will notify Customer of the same and will provide Customer with a Changed Ship Date for Customer’s approval, which approval shall not be unreasonably withheld.

An example of the total Fab lead time is shown in the table below. For the avoidance of doubt, the figures used in the table below are strictly for illustration purposes only and are not meant to be binding.

[***]*

4.7	Foundry’s obligation to manufacture, or to procure the manufacture of, any Products (including backup prototype lots) for Customer shall commence only when:

(a)	Customer has issued a Blanket Purchase Order to Foundry plus Production Releases; and

(b)	Subject to Clause 4.7(a), Foundry has issued an order acknowledgement to Customer specifying the Original Ship Date (provided, however, that nothing in this Agreement shall oblige Foundry to issue an order acknowledgement in respect of any Customer purchase order).

If Foundry has issued such order acknowledgement in respect of a Production Release, Customer shall be obliged to take delivery of, and to pay the purchase price for, all Products which are manufactured pursuant to such Production Release and delivered by Foundry in accordance with the terms of this Agreement.

4.8	Unless otherwise agreed in writing between Foundry and Customer in a quote attached to Foundry’s standard terms and conditions of sale (the ‘Quote’) or elsewhere in writing, and subject to Clause 6.6, the Quote is valid for only [***]* from its stated date. After such [***]* period, Foundry may in its sole discretion revise any quoted prices or extend the validity of the Quote for such period as Foundry deems fit. Customer’s purchase order shall only be binding when accepted by Foundry through the issuance of an order acknowledgement in accordance with Clause 4.7 above.

4.9	Unless and to the extent otherwise specified in a quotation issued by Foundry to Customer in relation to a particular purchase order, [***]*.

4.10	Customer may, at any time prior to the commencement of manufacture of a Product in Customer’s purchase order [***]*, request Foundry to reschedule the delivery of up to [***]* of that Product to a later date (the ‘Rescheduled Date’), provided that the Rescheduled Date does not extend beyond [***]* from the Original Ship Date. Foundry shall have the sole discretion not to accept Customer’s Rescheduled Date. In the event that the Rescheduled Date is more than [***]* from the Original Ship Date, and/or the quantity of Products for which delivery is rescheduled is more than [***]*, Parties shall negotiate in good faith and reach a mutual agreement on the Rescheduled Date as well as the costs payable by Customer as a result of such rescheduling. There will be no maximum time period for the rescheduling of forecasted wafers that Customer has not issued a Production Release for.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

4.11	Customer may cancel up to [***]* of its Blanket Purchase Order for any Products by not less than [***]* written notice to Foundry to terminate production or up to [***]* of its Blanket Purchase Order for any Products if cancellation is made within [***]* of the Original Ship Date. If however Customer cancels its order for a Product and Foundry has already commenced production of such Product, Customer shall pay to Foundry:

(a)	a cancellation fee which is equivalent to [***]*;

(b)	[***]*.

Unless Foundry otherwise agrees in writing, following any cancellation by Customer of its Blanket Purchase Order, Foundry shall retain possession of any unfinished Wafers and may in its discretion deal with the same in such manner as it deems fit.

In addition, in the event that Customer’s loading for a particular month falls below [***]* of the last Wafer forecast for that month and such event occurs at least [***]* times within any [***]* period, the Parties shall in good faith renegotiate and reach a mutually acceptable agreement for a new Wafer capacity commitment reflecting the new business case.

4.12	Customer may request that production lots be split to allow design or process changes to be evaluated. Foundry will allow production suspension of up to [***]*.

4.13	Wafers or lots scrapped during Fab processing caused by Foundry will be replaced with new starts in order to meet Foundry’s delivery obligations as provided in Clause 5.1 below. Foundry will notify Customer in the event new starts are required.

4.14	Foundry will notify Customer of any major process changes affecting Customer’s Products in accordance with Foundry’s Change Request Procedure prior to any changes being made and accordingly, any major processes changes would require written approval from Customer, which approval shall not be unreasonably withheld. Foundry’s manufacturing processes and materials shall not be changed except in accordance with Foundry’s then prevailing Change Request Procedures. In addition, any requests of Customer for changes to the manufacturing process flow for a Product and/or lot of Products shall be evaluated by Foundry in accordance with Foundry’s then prevailing Process Request Form Procedure.

4.15	Foundry shall manufacture the Product to conform to the Acceptance Criteria. If changes to the Acceptance Criteria are made other than to correct any defects in the manufacture of a Product, the Parties shall in good faith re-negotiate any existing terms and conditions of purchase (including pricing and delivery commitments) which require amendment as a result of such changes. Foundry will only deliver a Product that meets the Acceptance Criteria, unless otherwise mutually agreed between the Parties.

4.16	Foundry will provide, [***]*, the direct linking to feed quasi-real time data for lot status from Foundry’s information technology systems to Customer’s information technology system. Customer uses an industry standard fabless semiconductor information technology system from [***]*. The following production reports will be provided by Foundry in electronic file format such as Excel Spreadsheet or equivalent through COLAS and Customer’s FTP account with Foundry:

(a)	[***]*;

(b)	[***]*;

(c)	[***]*.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

As part of Foundry’s business practice, Foundry agrees to use commercially reasonable efforts to explore ways to link Foundry’s COLAS report with Customer’s [***]*system.

4.17	Foundry’s process capability, parametric values for basic structures, shall have CPKs [***]*. [***]*. In the event of exceptions, Foundry will notify Customer and will work with Customer to rectify or improve the CPK.

5.	DELIVERY

5.1	Foundry shall use commercially reasonable efforts to deliver the exact quantity of Wafers stipulated in the relevant purchase order. However, delivery of an aggregate quantity of Wafers within either plus or minus [***]* of the quantity ordered shall constitute compliance with the purchase order, provided, however, the amount to be invoiced to Customer shall be based on the actual number of Wafers delivered.

5.2	All deliveries are Exworks (Foundry’s factory in Singapore) (INCOTERMS 2000). Title and risk shall pass to Customer at the delivery point. Foundry shall use commercially reasonable efforts to make Products available for collection on the Original Ship Date. However, delivery of Products within [***]* before the Original Ship Date shall constitute compliance with Customer’s purchase order and Customer agrees to accept such delivery.

5.3	All Products shall be delivered in Foundry’s standard packaging with labels identifying the specific Product and lot number and shall be accompanied by a packing list and other agreed upon processing documentation.

5.4	If Customer fails to take delivery of any Products within [***]* of the actual delivery date (as notified by Foundry to Customer) or fails to give adequate delivery instructions, Foundry may, without prejudice to any other right or remedy available to Foundry, invoice Customer for [***]*.

5.5	Customer shall be deemed to have waived any claims for shortage in delivery from the quantity invoiced by Foundry if Customer fails to inform Foundry of such shortage within [***]* of the delivery date of the Wafers.

6.	PRICING AND PAYMENT TERMS

6.1	The purchase price chargeable to, and payable by, Customer in respect of Products manufactured pursuant to a Blanket Purchase Order issued by Customer shall be in accordance with the terms set out in the Foundry quotation issued in respect of the Products covered by such Blanket Purchase Order or in accordance with Appendix C, subject however, to any changes to the purchase price agreed as expressly provided in the provisions of this Agreement. Customer shall bear, in addition to the purchase price, [***]*. Foundry shall be entitled to invoice Customer for each delivery of Products at any time on or after the date of actual delivery (as notified by Foundry to Customer).

6.2	Unless otherwise set out in the applicable Foundry quotation, payment (including any cancellation fee) shall be made by Customer in United States dollars within [***]* from the date of the applicable invoices issued by Foundry. Any late payment shall be subject to interest charges payable by Customer of [***]* on the unpaid balance calculated from the due date of payment up to and including the date of actual payment. Customer hereby acknowledges that such interest charges constitute a genuine pre-estimate of Foundry’s loss which may arise from any such late payment [***]*.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

6.3	In the event of any dispute over the amount invoiced, Customer shall first make payment of the undisputed portion in accordance with Clause 6.2 pending resolution of the dispute between the Parties.

6.4	Foundry may, at its sole discretion and upon written notice to Customer, change the terms of payment to cash, cash-on-delivery or letter of credit or place Customer on credit hold in the event that Customer is late in its payments under this Agreement.

6.5	If Customer requests or requires, in respect of any products, any change(s) in test or reticle(s) or any engineering redesign(s) which may negatively impact manufacturing yields for such products, Foundry shall have the unrestricted right to adjust the pricing for such products, notwithstanding any previously quoted prices.

7.	PROCEDURE FOR CUSTOMER RETURNS

7.1	Production Wafers delivered by Foundry to Customer shall have a warranty period as described below in Section 7.1(d). During the warranty period, the Wafers shall be [***]*. Products manufactured under this Agreement may only be returned on the grounds of [***]* in accordance with the following procedure and subject to the following limitations:

(a)	Customer shall notify Foundry of Customer’s intention to return the relevant Products, specifying the type or category of Products intended to be returned, the quantity of each type or category of Product proposed to be returned and the grounds on which such return is intended to be made;

(b)	Foundry shall as soon as practicable take all necessary action as may be reasonably required to investigate (for verification purposes) the relevant Products and the grounds on which the return is intended to be made;

(c)	to the extent Foundry has verified that there are valid grounds for the return of the relevant Products, Foundry shall notify Customer that it authorizes such return and shall issue Customer one or more credit note(s) for an amount or amounts representing the purchase price of the returned Products; and

(d)	the time limit for the return of any Wafers [***]*. Foundry shall have no liability and shall not be obliged to accept the return of Products after the relevant period of [***]*, as the case may be.

Any such return shall also adhere to Foundry’s then-prevailing Procedure for Customer Returns to the extent the same is not inconsistent with the procedure and limitations prescribed in this Clause 7.1.

7.2	WITHOUT PREJUDICE TO THE GENERALITY OF CLAUSE 11.5, THE FOREGOING STATES FOUNDRY’S ENTIRE LIABILITY, WHETHER IN CONTRACT OR IN TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ALL CLAIMS BASED ON FIELD RELIABILITY FAILURE, LOW SORT YIELD, NON-CONFORMANCE TO AGREED SPECIFICATIONS, OTHER FAILURE OR DEFECTS IN PRODUCTS.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

8.	END OF LIFE

8.1	Foundry may, upon giving prior written notice to Customer, render obsolete any process used in the manufacture of Products for Customer, in accordance with Foundry’s then prevailing end of life operating procedures [***]*.

9.	TERM AND TERMINATION

9.1	This Agreement shall commence on the Effective Date and shall continue for a period of [***]*.

The Agreement may also be earlier terminated as follows:

(a)	by agreement of all the Parties in writing; or

(b)	forthwith by Foundry if Customer fails to pay any sum which has been outstanding for a period of or exceeding [***]* following [***]* written notice beyond the actual invoice of payment being due; or

(c)	forthwith by any Party if the other Party has committed (in the reasonable opinion of the first-mentioned Party) a material breach of this Agreement and has not remedied the breach within [***]* of a written request to do so; or

(d)	at the option of any Party, in any of the following events:

(i)	the inability of the other Party to pay its debts in the ordinary course of business; or

(ii)	the other Party ceasing or threatening to cease to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation without insolvency;

(iii)	any encumbrancer taking possession of, or a receiver, trustee or judicial manager being appointed in respect of, the whole or any substantial part of the undertaking, property or assets of the other Party; or

(iv)	the making of an order by a court of competent jurisdiction or the passing of a resolution for the winding-up of the other Party or any company controlling the other Party, otherwise than for the purpose of a reconstruction or amalgamation without insolvency; or

(v)	a third party acquiring 50% or more of the outstanding stocks or share capital or management control of the other Party, otherwise than for the purposes of insolvency and otherwise than in connection with an initial public offering of the stocks, shares or other equity interests in that other Party, provided, however, that any increase or decrease of Foundry’s shareholding in either SMP or CSP shall not trigger this sub-clause (v).

9.2	The termination of this Agreement pursuant to the provisions of Clause 9.1 (other than Clause 9.1(a)) shall take effect immediately upon the issue of a written notice by either Party with the right to do so. Termination shall be without prejudice to the obligations or rights of either Party which have accrued prior to such termination and shall not affect any provision which is expressly or by implication provided to come into effect on or to continue in effect after such termination. For the avoidance of doubt, where prior to such termination an order acknowledgement has been issued in respect of any purchase order of Customer, such purchase order and order acknowledgement shall continue to be binding on the Parties and this Agreement shall continue to apply to the manufacture, delivery, sale and purchase of Products referred to in such order acknowledgement.

10.	FORCE MAJEURE

10.1

Each Party shall not be liable for any failure to perform its obligations under this Agreement due to a force majeure event during the term of this Agreement, including but not limited to an act of God,

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

flood, earthquake, fire, explosion, interruption or defect in the supply of electricity or water, act of government, war, civil commotion, insurrection, embargo, riots, lockouts, inability to obtain raw materials, or labour disputes. Upon the occurrence of a force majeure event, (i) the Party whose performance of obligations under this Agreement is delayed or otherwise impaired as a result of such event (the “Affected Party”) shall notify the other Party in writing of the nature of such event and of the expected delay in or other impairment of performance, and (ii) the Original Ship Date shall be deemed extended for a period equal to the time lost by reason of the event, except that if such force majeure event continues for more than [***]* without the prospect of cure, the other Party shall have the option to terminate this Agreement immediately upon written notice. Unless this Agreement has been so terminated, upon the cessation of a force majeure event, the affected Party shall inform the other Party of the date on which that Party’s obligations under this Agreement shall be reinstated.

11.	USE RESTRICTION AND LIMITATION OF LIABILITY

11.1	Foundry shall not bear any liability to Customer or any third party for use of any Product as critical components in [***]*. A critical component is [***]*.

11.2	Customer shall indemnify, hold harmless and defend Foundry, its officers, directors, employees and subcontractors from and against (i) any claim, suit, demand or action which arises out of, involves or relates to personal injury or death or catastrophic property damage caused by the use of a Product as described in Clause 11.1 above, (ii) any breach by the Customer of Clause 11.3, and (iii) any and all direct losses, liabilities, damages, awards of settlement (including court costs) and expenses (including all reasonable attorney’s fees, whether or not legal proceedings are commenced) arising from any such claim, suit, demand or action, whether or not such claim, suit, demand, action, losses, liabilities, damages, awards or expenses result directly or indirectly from the failure of or defect in any Product. This indemnity shall survive the expiration or termination of this Agreement.

11.3	Customer hereby undertakes that in the event Customer on-sells to any third party (a ‘Sub-Buyer’) any Products, whether in the form in which they were purchased by Customer or Foundry or incorporated into any device, system or application or in any other form, such sale to the Sub-Buyer shall be on terms that Foundry shall not bear any liability for the use of the Products according to Clause 11.1 above.

11.4	THE AGGREGATE TOTAL LIABILITY OF EITHER PARTY IN RESPECT OF ALL CLAIMS OF ANY KIND, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE ARISING OUT OF THE PERFORMANCE OR BREACH OF THIS AGREEMENT OR USE OF PRODUCTS, EXCEPT FOR CLAIMS ARISING UNDER SECTION 6 AND SECTION 11.2, SHALL NOT EXCEED [***]*.

11.5	THE EXPRESS TERMS OF THIS AGREEMENT ARE IN LIEU OF ALL WARRANTIES, CONDITIONS, TERMS, UNDERTAKINGS, AND OBLIGATIONS IMPLIED BY STATUTE, COMMON LAW, CUSTOM, TRADE USAGE, COURSE OF DEALING OR OTHERWISE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED TO THE FULLEST EXTENT PERMITTED BY LAW, AND, WITHOUT LIMITING AND PREJUDICE TO THE GENERALITY OF THE FOREGOING, FOUNDRY SPECIFICALLY EXCLUDES FROM THIS AGREEMENT AND DISCLAIMS:

(a)	ANY WARRANTY OF SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE; AND

(b)	ANY WARRANTY THAT THE PRODUCTS ARE FIT, SAFE, DURABLE OR OF SATISFACTORY QUALITY FOR THE PURPOSE OF, OR FOR ANY PURPOSE CONNECTED WITH, ANY USE PROHIBITED BY, OR WHICH CONTRAVENES, CLAUSE 11.1.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

AND ACCORDINGLY, FOUNDRY SHALL NOT BE LIABLE TO CUSTOMER FOR ANY LOSSES, DAMAGES, CLAIMS OR LIABILITIES WHICH CUSTOMER MAY INCUR OR SUFFER BY REASON OF ANY OF THE PRODUCTS NOT BEING FIT FOR ANY PARTICULAR PURPOSE OR NOT BEING OF SATISFACTORY QUALITY.

11.6	In no event shall either Party be liable to the other Party for any damages with respect to the subject matter of this Agreement for any loss of profits, loss of goodwill or any incidental, consequential, indirect or special loss or damages of any sort incurred or suffered by that other Party, whether such liability (but for this provision) arises in contract, tort, strict liability or any other legal or equitable theory, and even if the first-mentioned Party had at any time been informed of the possibility of such damages.

12.	TECHNOLOGY ASSISTANCE

12.1	There are libraries established by Foundry’s IP Partners for Foundry’s process technologies ranging from [***]*. Although Foundry agrees to provide Customer with commercially reasonable assistance, if required, in Customer’s dealings with Foundry’s IP Partners, Customer agrees and accepts that it is Customers sole responsibility and costs to obtain such library licenses as may be required for Customer’s Products.

12.2	Customer’s Products require “special” top level passivation to meet both mechanical and cosmetic requirements. These top layers including at least [***]* will be defined by Customer. The processing for these levels should be done using standard Fab equipment and methods. Foundry agrees to work with Customer to understand the process, equipment and material and cost requirements for the top level passivation. If it is determined that the cost of Customer’s “special” top level passivation significantly deviates from the cost of Foundry’s standard passivation scheme, there may be a need for cost-adder to be added to the Wafer price. [***]*. [***]*.

12.3	If requested by Customer, Foundry will validate its processes to Customer’s designs by initially processing corner Wafers from a prototype or qualification lot. Periodic revalidation will be done on a mutually agreed time period and the costs of such validation and revalidation shall be borne by Customer.

13.	EXCLUSIVITY

13.1	[***]*.

13.2	[***]*.

13.3	[***]*.

13.4	[***]*.

14.	CONFIDENTIALITY

14.1	Subject to Clause 14.2 below, all Confidential Information shall be kept confidential by the recipient until the recipient can reasonably demonstrate that any such Confidential Information is in the public domain through no fault of its own, is independently developed by or already in the possession of the recipient without use of any Confidential Information, or is required to be disclosed by law or regulation by the recipient (provided always that the recipient shall provide prior notice of such disclosure to the disclosing Party and co-operate with the disclosing Party in seeking and obtaining confidential treatment of such disclosure if required by the disclosing Party). For the

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

purposes of this Agreement, “Confidential Information” shall mean the terms of this Agreement and all communications and information exchanged between the Parties pursuant to this Agreement. The recipient shall use confidential information only for the purposes of this Agreement.

14.2	The Parties shall take all reasonable steps to minimize the risk of disclosure of Confidential Information, by ensuring that only they themselves and such of their employees, directors and Foundry subcontractors whose duties will require them to possess any such information, and the Parties’ counsel, accountants/auditors, financiers, investment bankers, and underwriters or other such professional advisors on a need to know basis, shall have access thereto and will be instructed to treat the same as confidential. In addition to the aforesaid, the Parties may also disclose Confidential Information pertaining only to the terms of this Agreement and not other Confidential Information such as but not limited to process related information belonging to the recipient to prospective or actual investors, purchasers, asset purchasers and successors on a need to know basis and where disclosure is on terms no less restrictive than those set out herein; provided however, that in the event a Party wishes to disclose any Confidential Information of the other Party to a Competitor of the other Party or to any person or persons representing a Competitor of the other Party, the Party wishing to make the disclosure shall first obtain the written consent of the other Party, which consent shall not be unreasonably withheld. For purposes of this Clause 14.2 and Clause 16.2 below, a Competitor of Foundry shall mean [***]*.

14.3	Neither Party shall make any announcements in respect of this Agreement or file or disclose this Agreement or the contents of this Agreement with or to any third party, except where such announcements, filings or disclosures are required to be made by any Party pursuant to any applicable law or regulation (including without limitation the rules, bye-laws or requirements, whether or not having the force of law, of any securities exchange(s) on which such Party’s securities are listed or of any other authority having jurisdiction over such Party), in which event the Party making the relevant announcement, filing or disclosure shall consult with the other Party on the form and content of such announcement, filing or disclosure prior to making the same.

14.4	The obligations contained in this Clause 14 shall survive the termination of this Agreement for a period of [***]* thereafter.

14.5	The provisions of this Clause 14 shall not supersede any non-disclosure agreements that have been entered into prior to or after the Effective Date.

15.	NOTICES

15.1	All notices, demands or other communications required or permitted to be given or made in connection with this Agreement shall be in writing and shall be deemed validly and sufficiently given or made and received (a) if delivered by hand or commercial courier, when left at the address of the recipient as set out in this Clause 15, or (b) if sent by pre-paid registered post (except air mail), two (2) calendar days after posting it to the address of the recipient as set out in this Clause 15, or (c) if sent by air mail, six (6) calendar days after posting it to the address of the recipient as set out in this Clause 15, and (d) if sent by legible facsimile transmission, on completion of such facsimile transmission to the facsimile number of the recipient as set out in this Clause 15 (with full transmission record) and a copy thereof being sent immediately thereafter by pre-paid registered post or commercial courier to the receiving Party) addressed to the intended recipient at its address set out below. A Party may from time to time notify the others of its change of address or facsimile number in accordance with this Clause 15.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

FOUNDRY

60 Woodlands Industrial Park D

Street 2

Singapore 738406

Facsimile no: (65) 6360 4970

Attention: Senior VP, Worldwide Sales & Marketing

cc.: The Legal Department

CUSTOMER

UPEK INC.

2200 Powell Street, Suite 300,

Emeryville, CA 94608

Facsimile no: (65) 6746-6436 / (510) 420-2699

Attention: Mr. Robert Bond, VP Manufacturing and Engineering

16.	GENERAL PROVISIONS

16.1	If any provision or part of this Agreement is rendered void, illegal or unenforceable in any respect under any enactment or rule of law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.2	Save as provided in this Agreement neither Party may assign its rights or delegate its obligations hereunder, either in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other Party, except to a wholly owned subsidiary or in connection with a merger, consolidation, or sale of all or substantially all of a Party’s assets; provided however, that if the surviving entity with or into which the assigning Party may merge or consolidate, or if the entity to which the assigning Party intends to transfer all or substantially all of its assets, is a Competitor of the non-assigning Party, such assignment will require the prior written consent of the non-assigning Party; and provided further, that in the event of a permitted assignment by Customer, Foundry shall have the right to adjust the credit terms for sales to Customer’s assignee, as provided in Clause 6.4 above. Each Party agrees that it shall not unreasonably withhold consent to assignment where such consent is required. The rights and liabilities of the Parties under this Agreement will bind and inure to the benefit of the Parties’ respective successors and permitted assigns.

16.3	No remedy conferred under any provision of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise and each and every other remedy shall be cumulative and in addition to every other remedy given hereunder, now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by either Party shall not constitute a waiver by such Party of the right to pursue any other available remedy.

16.4	No person who is not a party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Act (Chapter 53B) of Singapore to enforce any provision of this Agreement.

16.5	This Agreement shall not be altered, changed, supplemented or amended except by written instruments signed by each Party.

17.	GOVERNING LAW

17.1	This Agreement shall be governed by and construed in accordance with the laws of Singapore, except that the application of the United Nations Convention on Contracts for the International Sale of Goods is expressly excluded. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Singapore.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

18.	AUDIT

18.1	Subject to mutually agreeable confidentiality protections and to Foundry’s standard safety and manufacturing procedures and upon Customer’s written request made reasonably in advance, Foundry will allow Customer’s representatives to perform an audit of Foundry’s production site and quality system for Products in accordance with the applicable ISO standards. All such audits will be conducted no more than [***]* and shall be carried out during regular business hours at Foundry’s facilities and in such a manner as not to interfere with Foundry’s normal business activities. [***]*.

IN WITNESS WHEREOF the Parties have hereunto entered into this Agreement as of the date first above written.

/s/ Alan Kramer
Name:	Alan Kramer
Title:	President and CEO Authorized Signatory for and on behalf of
UPEK INC.

/s/ Michael J. Rekuc
Name:	Michael J. Rekuc

Authorized Signatory

for and on behalf of

CHARTERED SEMICONDUCTOR MANUFACTURING LTD

SILICON MANUFACTURING PARTNERS PTE LTD

CHARTERED SILICON PARTNERS PTE LTD

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

Appendix A

[***]*

*	Indicates that the appendix has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the appendix.

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

Appendix B

[***]*

*	Indicates that the appendix has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the appendix.

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

Appendix C

[***]*

*	Indicates that the appendix has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the appendix.